                                                                  EXHIBIT 10.36

                   [DONALDSON, LUFKIN & JENRETTE LETTERHEAD]


                                                        March 28, 1997

Coram, Inc.
Coram Healthcare Corporation
1125 Seventeenth Street
Suite 1500
Denver Colorado 80202

Attention:      Mr. Donald J. Amaral
                President and Chief Executive Officer

Gentlemen:

        We refer to the Securities Purchase Agreement dates as of April 6, 1995 among Coram, Inc., as Issuer, ourselves, as initial Purchaser and Coram Healthcare Corporation (as amended, the "Agreement"). Terms defined in the Agreement are used herein with the same meanings.

        We agree to defer payment of each installment of interest due on the Securities prior to March 31, 1998, each installment of the duration fee payable pursuant to Section 2.2(d) of the Agreement due prior to March 31, 1998 and the fee payable pursuant to Section 7.1(c) of the Agreement, together with interest accrued thereon to March 31, 1997. Such deferred amounts shall bear interest from the respective dates on which (but for the provisions of this letter) they would otherwise be due, until paid in full, at the rate of interest specified in the Securities, which interest shall be due and payable together with such deferred amounts on the earlier of (i) March 31, 1998 and
(ii) the date of maturity or payment of all outstanding Securities, by acceleration or otherwise (such earlier date, the "Payment Date"), provided that if all principal of and interest on the Securities, and all such deferred amounts, shall not have been paid in full by June 30, 1997, then the Issuer shall (unless, prior to June 30, 1997, Coram Healthcare Corporation shall have merged with a wholly-owned subsidiary of Integrated Health Services, Inc. pursuant to a transaction to which the undersigned has consented), in addition to the interest provided for in this sentence, pay to the Purchaser a fee at a rate of 1% per annum on the daily amount of all unpaid principal of and interest on the Securities, and all such deferred amounts, such fee to accrue (retroactively in the case of days prior to June 30, 1997) from and including March 31, 1997 through but excluding the date upon which all principal of and interest on the Securities, and all such deferred amounts, are paid in full and shall be payable on the Payment Date and on each date thereafter on which interest on the Securities is payable.

        We consent to the Ninth Amendment to the Credit Agreement dated as of March 14, 1997.

        Except as specified herein, the terms of the Bridge Documents shall remain in full force and effect and are hereby confirmed.

        The terms of this letter shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the choice of law principles thereof.

        If the foregoing is acceptable to you, please so signify by signing below not later than March 31, 1997, whereupon, subject to the effectiveness of the Ninth Amendment to Credit Agreement dated as of March 14, 1997 among Coram, Inc., Coram Healthcare Corporation, each Subsidiary Guarantor referred to therein, each Lender referred to therein and The Chase Manhattan Bank, as agent for the Lenders and as fronting bank, this agreement shall become binding and effective.

                                        Sincerely,

                                        CORAM FUNDING, INC.



                                        By:  /s/ ROBERT GRIEN
                                            ---------------------------------
                                            Title: Sr. Vice President

Accepted and agreed this
28th day of March, 1997.



CORAM, INC.



By:  /s/ RICHARD M. SMITH
   -----------------------------
   Title: CFO


CORAM HEALTHCARE CORPORATION



By:  /s/ RICHARD M. SMITH
   -----------------------------
   Title: CFO




                                      2